INSTRUCTIONS FOR USE OF
MANGOSOFT, INC.
RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AGENT, YOUR BANK OR BROKER
AS TO ANY QUESTIONS

        The following instructions relate to a rights offering (the "Rights Offering") by MangoSoft, Inc., a Nevada corporation (the "Company"), to the holders of record ("the Recordholders") of its common stock, par value $0.001 per share (the "Common Stock"), as described in the Company's prospectus dated December 21, 2007 (the "Prospectus"). Recordholders of Common Stock at the close of business on December 21, 2007 (the "Record Date") are receiving transferable subscription rights (the "Rights") for each share of Common Stock held by them on the Record Date. Each Recordholder will receive .7032 of a Right for each share of Common Stock owned of record as of the close of business on the Record Date. Each whole Right is exercisable, upon payment of $0.50 as described below (the "Subscription Price"), to purchase one share (each, an "Underlying Share") of Common Stock (the "Basic Subscription Privilege"). An aggregate of 2,400,000 Underlying Shares are being offered by the Prospectus. The Rights will expire, if not exercised, at 5:00 p.m., Eastern Standard Time, on January 29, 2008, unless extended as described in the Prospectus (as it may be extended, the "Expiration Time"). After the Expiration Date, the unexercised rights will be null and void.

        In addition, subject to the proration described below, each recordholder of Rights ("Rightsholders") who fully exercises its Basic Subscription Privilege with respect to all Rights that it holds in the same capacity pursuant to a single subscription Certificate also has the right to subscribe at the Subscription Price for additional shares of Common Stock (the "Over-subscription Privilege"). If shares of Common Stock being offered in the Rights Offering remain available for subscription following the exercise of the Basic Subscription Privilege by Rightsholders prior to the Expiration Time (the "Excess Shares"), Rightsholders may exercise their Over-subscription Privilege to subscribe for a number of Excess Shares. If there are not a sufficient number of Excess Shares to satisfy all subscriptions pursuant to the Over-subscription Privilege, the available shares will be allocated first to holders of less than 100 Rights so that those holders may subscribe for 100 shares thereafter pro rata among Rightsholders exercising their Over-subscription Privilege based on each Rightsholder's percentage of ownership compared to the total ownership of all Rightsholders participating in the Over-subscription round; provided, however, that if such pro rata allocation results in any Rightsholder being allocated a greater number of Excess Shares than such Rightsholder subscribed for pursuant to the exercise of such Rightsholder's Over-subscription Privilege, then such Rightsholder will be allocated only such number of Excess Shares as such Rightsholder subscribed for, and the remaining Excess Shares will be allocated among all other Rightsholders exercising their Over-subscription Privilege on the same pro rata basis outlined above. Such proration will be repeated until all Excess Shares have been allocated to the full extent of the Over-subscription Privilege (see "The Rights Offering" in the Prospectus).

        No fractional Rights or cash in lieu thereof will be issued or paid. The number of total Rights distributed to each shareholder of the Company has been rounded down to the nearest whole number in order to avoid issuing fractional Rights. Nominee holders of Common Stock that hold, on the Record Date, shares for the account(s) of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date, provided such nominee holder makes a proper showing to the Subscription Agent, as determined in the Company's sole and absolute discretion.

        The number of Rights to which you are entitled is printed on the face of your "Rights Certificate." You should indicate your wishes with regard to the exercise, assignment, transfer or sale of your Rights by completing the appropriate form or forms on the applicable Subscription Certificate and returning it to the Subscription Agent in the envelope provided.

        YOUR SUBSCRIPTION CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR SUBSCRIPTION CERTIFICATEMUST BE COMPLIED WITH, AND PAYMENT OF THE SUBSCRIPTION PRICE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE 5:00 P.M., EASTERN STANDARD TIME, ON THE EXPIRATION DATE. ONCE A RIGHTSHOLDER HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND/OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE.

1.     SUBSCRIPTION PRIVILEGE

        To exercise Rights, complete your Subscription Certificate and deliver your properly completed and executed Rights Certificate, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Over-subscription Privilege, to the Subscription Agent, on or prior to the Expiration Time.

        Payment of the applicable Subscription Price must be made for the full number of shares of Common Stock being subscribed for by (a) certified or personal check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order payable to Interwest Transfer Company, as Subscription Agent, or (b) wire transfer of immediately available funds to the account maintained by the Subscription Agent for such purpose at [WIRE INSTRUCTIONS]. THE SUBSCRIPTION PRICE WILL BE DEEMED TO HAVE BEEN RECEIVED BY THE SUBSCRIPTION AGENT ONLY UPON (I) THE CLEARANCE OF ANY UNCERTIFIED CHECK, (II) THE RECEIPT BY THE SUBSCRIPTION AGENT OF ANY CERTIFIED CHECK OR BANK DRAFT DRAWN UPON A U.S. BANK OR OF ANY POSTAL, TELEGRAPHIC OR EXPRESS MONEY ORDER, OR (III) THE RECEIPT OF COLLECTED FUNDS IN THE SUBSCRIPTION AGENT'S ACCOUNT REFERRED TO ABOVE.

        If paying by uncertified personal check, please note that the funds paid thereby may take five business days or more to clear. Accordingly, Rightsholders who wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

        Alternatively, you may cause a written guarantee substantially in the form enclosed herewith (the "Notice of Guaranteed Delivery") from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent (each of the foregoing being an "Eligible Institution"), to be received by the Subscription Agent at or prior to the Expiration Time, together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Rights Certificate, the number of Rights being exercised pursuant to the Basic Subscription Privilege and the number of shares of Common Stock, if any, being subscribed for pursuant to the Over-subscription Privilege, and will guarantee the delivery to the Subscription Agent of your properly completed and executed Subscription Certificate within three business days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, your Subscription Certificate must be received by the Subscription Agent within three business days of the Notice of Guaranteed Delivery.

        Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent, at the address, or by calling the telephone number, indicated below.

       The address and telecopier numbers of the Subscription Agent are as follows:

By Courier, by Registered Mail or by Hand:
Interwest Transfer Company
1981 East Murray Holladay Road, Suite 100
P.O. Box 17136
Attention: Ms. Melinda Orth
Facsimile Transmission (Eligible Institutions Only): (801) 277-3147
Telephone Number for Confirmation: (801) 272-9294

        The address and telephone numbers, for inquiries, information or requests for additional documentation are as follows:

MangoSoft, Inc.
29 Riverside Street, Suite A
MS A-8
Nashua, NH 03062
Attention: Dale Vincent
Telephone Number (603) 324-0400

        If you exercise less than all of the Rights evidenced by your Subscription Certificate by so indicating on your Subscription Certificate, you may request the Subscription Agent to issue you a new Subscription Certificate evidencing the unexercised Rights (see Section 4 of these "Instructions"). If you choose to have a new Subscription Certificate sent, you may not receive any such new Subscription Certificate in sufficient time to permit the exercise of the Rights evidenced thereby.

        If you have not indicated the number of Rights being exercised, or if you have not forwarded full payment of the aggregate Subscription Price for the number of Rights that you have indicated are being exercised, you will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of whole Rights which may be exercised for the aggregate Subscription Price transmitted or delivered by you, and to the extent that the aggregate Subscription Price transmitted or delivered by you exceeds the product of the Subscription Price multiplied by the number of whole Rights evidenced by the Rights Certificate(s) transmitted or delivered by you and no direction is given as to the excess (such excess being the "Subscription Excess"), you will be deemed to have exercised your Over-subscription Privilege to purchase, to the extent available, that number of whole shares of Common Stock equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price, subject to the limit on the number of shares of Common Stock available to be purchased in the Rights Offering and applicable proration.

2.     CONDITIONS TO COMPLETION OF THE RIGHTS OFFERING

        There are no conditions to the completion of the Rights Offering. However, the Company has the right to terminate the Rights Offering for any reason before the Rights expire.

3.     DELIVERY OF SHARES OF COMMON STOCK

        The following deliveries and payments will be made to the address shown on the face of your Subscription Certificate unless you provide instructions to the contrary.

a) Basic Subscription Privilege. As soon as practicable after the Expiration Time and the valid exercise of Rights, the Subscription Agent will deliver to each validly exercising Rightsholder, certificates representing shares of Common Stock purchased pursuant to such exercise. Such shares will be issued in the same form, certificated or book-entry, as such Rightsholder's shares were held on the Record Date, unless instructions are otherwise provided on the applicable Subscription Certificate (which instructions must be guaranteed by an Eligible Institution). See "The Rights Offering" in the Prospectus.

(b) Over-subscription Privilege. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will deliver to each Rightsholder who validly exercises the Over-subscription Privilege certificates representing the number of shares of Common Stock allocated to and purchased by such Rightsholder pursuant to the Over-subscription Privilege. Such shares will be issued in the same form, certificated or book-entry, as such Rightsholder's shares were held on the Record Date, unless instructions are otherwise provided on the applicable Subscription Certificate (which instructions must be guaranteed by an Eligible Institution). See "The Rights Offering" in the Prospectus

(c) Return of Excess Payments. As soon as practicable after the Expiration Time and after all proration and adjustments contemplated by the term of the Rights Offering have been effected, the Subscription Agent will promptly deliver to each Rightsholder who exercises the Over-subscription Privilege any excess funds, without increase or reduction, received in payment of the Subscription Price for each share of Common Stock that is subscribed for by, but not allocated to, such Rightsholder pursuant to the Over-subscription Privilege.

        Nominee holders of Common Stock that hold, on the Record Date, shares for the account(s) of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date, provided such nominee holder makes a proper showing to the Subscription Agent, as determined in the Company's sole and absolute discretion.

4.     EXECUTION

a) Execution by Registered Holder(s). The signature on the Subscription Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever. If the Subscription Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

b) Execution by Person Other than Registered Holder. If the Subscription Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the same unless, for good cause, the Company dispenses with proof of authority, in its sole and absolute discretion.

c) Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you wish to transfer all or less than all of your Rights to any designated transferee(s) other than a broker, dealer or nominee, as specified in Paragraphs 4(a) or 4(b) above, or if you specify special payment or delivery instructions.

5.     METHOD OF DELIVERY

        The method of delivery of Subscription Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rightsholder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of any checks sent in payment of the Subscription Price prior to the Expiration Time. Because uncertified personal checks may take five business days or more to clear, you are strongly urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

6.     SPECIAL PROVISIONS RELATING TO THE DELIVERY OF RIGHTS THROUGH THE DEPOSITORY TRUST COMPANY

        In the case of holders of Rights that are held of record through The Depository Trust Company ("DTC"), exercises of the Basic Subscription Privilege and the Over-subscription Privilege may be effected by instructing DTC to transfer Rights (such Rights being "DTC Exercised Rights") from the DTC account of such holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and Over-subscription Privilege.